As filed with the Securities and Exchange Commission on June 21, 2018.

Registration No. 333-225508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROFIRE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-0019425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 South 1250 West, Suite 1

Lindon, Utah 84042

(801) 796-5127

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brenton W. Hatch

Chief Executive Officer

Profire Energy, Inc.

321 South 1250 West, Suite 1

Lindon, UT 84042

(801) 796-5127

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

With copies to:

Samuel P. Gardiner Reed W. Topham Stoel Rives LLP 201 South Main Street, Suite 1100 Salt Lake City, UT 84111 (801) 328-3131	Michael A. Hedge Alexa M. Ekman K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 (949) 253-0900

Approximate date of commencement of proposed sale to the public: As soon as practical after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2018

PROSPECTUS

Profire Energy, Inc.

7,500,000 Shares

Common Stock

The selling stockholders named herein are offering 7,500,000 shares of our common stock in this offering. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PFIE.” On June 20, 2018, the last reported sale price of our common stock was $4.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)	In addition, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 23 of this prospectus for additional information.

The underwriters may also purchase up to 1,125,000 additional shares of common stock from one of the selling stockholders, at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about    , 2018.

Sole Book-Running Manager

Roth Capital Partners

Co-Managers

Chardan	Lake Street Capital Markets

The date of this prospectus is                    , 2018.

Neither we, the selling stockholders nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

For investors outside the United States: Neither we, nor the selling stockholders, nor the underwriters have done anything that would permit this public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including the risks discussed under the caption “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, for important information regarding our company and our common stock before making the decision to invest. Except where the context otherwise requires, all references herein to the “Company”, “Profire”, “we”, “us”, “our”, or similar words and phrases are to Profire Energy, Inc. and its wholly-owned consolidated subsidiary, taken together.

Overview

We are an oilfield technology company providing products that enhance the efficiency, safety, and compliance of the oil and gas industry. We specialize in the creation of burner-management systems used on a variety of oilfield forced-air and natural-draft fire tube vessels. We sell our products and services primarily throughout North America. Our experienced team of industry service professionals also provides supporting services for our products.

Principal Products and Services

In the oil and natural gas industry, there are numerous demands for heat generation and control. Applications such as combustors, enclosed flares, gas production units, treaters, glycol and amine reboilers, indirect line-heaters, heated tanks, process heaters require heat as part of their production or processing functions, which is provided by a burner flame. This burner flame is integral to the process of separating, treating, storing, and transporting oil and gas. Factors such as the American Petroleum Institute gravity, presence of hydrates, temperature and hydrogen sulfide content contribute to the requirement for heat in oil and gas production and processing applications. Our burner-management systems help ignite, monitor, and manage this burner flame, which can be done remotely, reducing the need for employee interaction with the burner, such as for the purposes of re-ignition or temperature monitoring. In addition, our burner-management systems can help reduce gas emissions by quickly reigniting a failed fame.

Oil and gas producers can use our burner-management systems to achieve increased safety, greater operational efficiencies, and improved compliance with changing industry regulations. Without burner-management systems, an employee must discover and reignite an extinguished burner flame, then restart the application manually. Therefore, without burner-management systems, all application monitoring is done directly on-site. Such on-site monitoring can result in the interruption of production for longer periods of time, risk in reigniting a flame, which can lead to burns and explosions, and the possibility of raw gas being vented into the atmosphere when the flame fails. In addition, without a burner-management system, burners often run longer, incurring significant fuel costs. We believe there is a growing trend in the oil and gas industry toward enhanced control, process automation, and data logging, largely for improved efficiency and operational cost savings, and partly for potential regulatory-satisfaction purposes. Our burner-management systems are designed to be always on stand by to make sure the burner flame is lit and managed properly, which can reduce how often a burner is running and may reduce fuel costs. We continue to assess compliance-interest in the industry, and we believe that enhanced burner-management products and services can help our customers be compliant with such regulatory requirements, where applicable.

In addition to selling products, we train and dispatch service technicians to service burner flame installations in Canada and throughout the United States.

We initially developed our first burner-management system in 2005. Since then, we have released several iterations of our initial burner-management system, increasing features and capabilities, while maintaining compliance with Canadian Standards Association and Underwriters Laboratories ratings.

Our burner-management systems have become widely used in Western Canada and throughout many regions in the United States. We have sold our burner-management systems to many large energy companies, including Anadarko, Chesapeake, ConocoPhillips, Devon, Encana, XTO, CNRL, Shell and others. Our systems have also been sold or installed in other parts of the world, including France, Italy, Ukraine, India, Nigeria, the Middle East, Australia, and Brazil. While we have an interest in expanding our long-term international distribution capabilities, our current principal focus is on the North American oil and gas market.

Product Extension: PF3100

The PF3100 is a burner-management system which is designed to operate, monitor, and control more complex, multi-faceted oilfield appliances. The PF3100 is an advanced system designed to work with other of our engineered modules thus allowing the system to expertly manage a wide variety of applications.

Throughout the industry, Programmable Logic Controllers, or PLCs, are used to operate and manage custom-built oilfield applications. Though capable, PLCs can be expensive, tedious, and difficult to use. The PF3100 can help manage and synchronize custom applications helping oilfield producers meet deadlines and improve profitability through an off-the-shelf solution with dynamic customization. We are selling the PF3100 for initial use in the oil and gas industry’s natural-draft and forced-draft applications.

We frequently assess market needs by participating in industry conferences and soliciting feedback from existing and potential customers, which enables us to provide quality solutions to the oil and gas producing companies we serve.

Upon identifying a potential market need, we begin researching the market and developing products that might have feasibility for future sale.

Additional Complementary Products

In addition to our burner-management systems, we also sell complementary oilfield products to help facilitate improved oilfield safety and efficiency. Such products help manage fuel flow (e.g., valves and fuel-trains), meter air flow (e.g., airplates), generate power on-site (e.g., solar packages), ignite and direct flame (e.g., flare stack igniter and nozzles), and other necessary functions. We have invested heavily to develop innovative complementary products which we anticipate will help bolster continued long-term growth. Some of these products are resold from third parties (e.g., solar packages), while some are proprietary (e.g., flare stack igniter) or patent-pending (e.g., inline pilot and valve technologies).

Chemical-Management Systems

In addition to the burner-management systems and complementary technologies we have sold historically, we acquired the assets of VIM Injection Management in November 2014, which extended our product offering to include chemical-management systems.

Chemical injection is used for a wide variety of purposes in the oil and gas industry including down-hole inhibition of wax, hydrates, and corrosion agents, so that product can flow more efficiently to the wellhead. Once at the wellhead, chemical injection can also be used to further process the oil or gas before it is sent into a pipeline, and with other applications.

Currently, a variety of pumps are used to meter the chemicals injected, but are often inaccurate in injecting the proper amount of chemical, as they may not account for all of the variables that affect how much chemical should be injected (e.g., pressure, hydrogen sulfide concentration, etc.) nor the optimal efficiency rates of varying pump systems.

Inaccurate injection levels are problematic because the chemicals injected are expensive, and over-injection causes unnecessary expense for producers. Under-injection can also be problematic because it often results in the creation of poor product (i.e., with wax, hydrate, or corrosion agents) and causes problems with pipeline audits.

Our chemical-management systems monitor and manage the chemical-injection process to ensure that optimal levels of chemicals are injected. This improves the efficiency of the pump and production quality of the well, improves safety for workers that would otherwise be exposed to these chemicals, and improves compliance with pipeline operators. Like our burner-management systems, our chemical-management systems can be monitored and managed remotely via supervisory control and data acquisition or other remote-communication systems. We hold a U.S. patent related to our chemical-management system and its process for supplying a chemical agent to a process fluid.

Selling Stockholders

As of May 31, 2018, the selling stockholders named herein, together with their affiliates, held approximately 50.10% of our outstanding shares of common stock. After giving effect to this offering and assuming no exercise of the underwriters’ option to purchase up to 1,125,000 additional shares of our common stock, the selling stockholders, together with their affiliates, will own approximately 34.45% of our outstanding common stock. See “Selling Stockholders” on page 22 of this prospectus.

Corporate Information

We were originally incorporated in the State of Nevada on May 5, 2003. Our principal executive offices are located at 321 South 1250 West, Suite 1, Lindon, Utah 84042. Our telephone number at that location is (801) 796-5127. Our Internet address is www.profireenergy.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:	7,500,000 shares

Common stock to be outstanding after the offering:	47,932,549 shares

Over-allotment option offered by one selling stockholder:	The underwriters have a 30-day option to purchase up to 1,125,000 additional shares of common stock from one of the selling stockholders at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any.

Use of proceeds:	We will not receive any proceeds from the sale of shares of our common stock offered by the selling stockholders under this prospectus. See “Use of Proceeds” on page 20 of this prospectus.

Lock-up agreements:	The selling stockholders named herein are agreeing to enter into lock-up agreements with Roth Capital Partners, LLC, as representative of the several underwriters named herein, for a period of 365 days from the date of this prospectus. See “Underwriting” beginning on page 23 of this prospectus.

Nasdaq Capital Market symbol:	“PFIE”

Risk factors:	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.

Unless we indicate otherwise, all information in this prospectus is based on 47,932,549 shares of common stock issued and outstanding as of May 31, 2018 and excludes as of that date:

•	568,066 shares of our common stock issuable upon the exercise of outstanding stock options under our 2014 Equity Incentive Plan, or the 2014 plan, at a weighted-average exercise price of $1.88;

•	432,413 shares of our common stock issuable upon the settlement and vesting of outstanding restricted stock units under the 2014 plan; and

•	2,643,097 shares of our common stock reserved for future issuance under the 2014 plan.

Unless otherwise indicated, the information in this prospectus assumes:

•	no exercise by the underwriters of their option to purchase additional shares from one of the selling stockholders; and

•	no exercise of the outstanding stock options and no settlement of the restricted stock units under the 2014 Plan, as described above.

SUMMARY FINANCIAL DATA

The following table sets forth, for the periods and dates indicated, our summary condensed consolidated statements of operations and balance sheets data. The summary financial data has been derived from our unaudited condensed consolidated financial statements and accompanying notes for the three months ended March 31, 2018 and March 31, 2017, as well as our audited historical consolidated financial statements for the year ended December 31, 2017 and the nine-month transition period ended December 31, 2016. This information is only a summary. You should read this data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report filed on Form 10-K, Quarterly Reports filed on Form 10-Q and other information on file with the U.S. Securities and Exchange Commission, or SEC, that is incorporated by reference in this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus entitled “Where You Can Find More Information.” The results included here are not necessarily indicative of future performance.

	Three Months Ended March 31,		Year Ended December 31, 2017	Nine-Month Transition Period Ended December 31, 2016
	2018	2017
	(unaudited)
Statement of Operations Data:
Revenues	12,169,718	7,824,495	38,286,376	15,987,186
Cost of sales	6,039,577	3,457,322	18,022,469	7,887,148
Gross profit	6,130,141	4,367,173	20,263,907	8,100,038
Operating expenses	3,873,840	3,296,131	13,424,487	8,438,272
Income (loss) from operations	2,256,301	1,071,042	6,839,420	(338,234)
Other income	113,747	27,965	283,809	189,554
Net income (loss) before income taxes	2,370,048	1,099,007	7,123,229	(148,680)
Income tax expense (benefit)	493,820	498,936	2,673,694	(226,733)
Net income	1,876,228	600,071	4,449,535	78,053
Net comprehensive income (loss)	1,603,864	711,472	5,059,816	(450,008)
Basic earnings per share	0.04	0.01	0.09	0.00
Fully diluted earnings per share	0.04	0.01	0.09	0.00
Basic weighted average number of shares outstanding	48,670,305	50,632,275	49,365,592	52,857,299
Fully diluted weighted average number of shares outstanding	49,744,101	51,287,405	49,858,435	53,483,110
Balance Sheets Data (as of end of period):
Total assets	50,614,718	44,657,551	47,989,059	43,108,859
Total liabilities	4,397,553	2,695,348	3,941,635	1,720,542
Total stockholders’ equity	46,217,165	41,962,203	44,047,424	41,388,317
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	1,452,939	1,964,946	7,712,811	2,383,713
Investing activities	(579,157)	(522,677)	(805,508)	(10,687,142)
Financing activities	(9,359)	(318,904)	(3,239,007)	(3,597,805)

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

Changes in the level of capital-spending by our customers could materially and adversely impact our business and financial condition.

Our principal customers are oil and natural gas exploration and production companies and the original equipment manufacturers, or OEM’s, that supply the exploration and production companies with burner related equipment. Thus, the results of our operations and financial condition depend on the level of capital spending by our customers. The energy industry’s level of capital spending is tied to the prevailing commodity prices of natural gas and crude oil, because the amount of crude oil and natural gas that our customers can economically produce also depends on the prevailing prices for those commodities. Volatility in commodity prices may make our customers reluctant to invest in oilfields where our products would be used. Although our products may enhance the operational efficiency of producing wells, a prolonged or substantial downturn in market price could lead to reductions or delays in the capital spending of our customers and therefore reduce the demand for our products and services, which could materially and adversely impact our results of operations, financial condition and cash flow.

We depend on our customers’ willingness to make operating and capital expenditures to transport, refine and produce oil and natural gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulations.

These and other industry conditions could influence our customers’ willingness to make operating and capital expenditures to transport, refine and produce oil and natural gas. If our customers reduce or eliminate such operating and capital expenditures, it may adversely affect our business and financial condition.

Changes in foreign exchange rates in countries where our business operates could have a material adverse impact on our business and financial condition.

A portion of our consolidated revenue and consolidated operating income is in Canadian dollars. As a result, we are subject to significant risks, including:

•	Canadian currency exchange risks resulting from changes in Canadian currency exchange rates and the execution of controls in this area; and

•	limitations on our ability to reinvest earnings from operations in the United States to fund our operations in Canada.

The Canadian Dollar, or CAD, lost substantial value compared to the United States Dollar, or USD, during the nine-month transition period ended December 31, 2016 and negatively impacted our financial results. However, rates rebounded during the year ended December 31, 2017, which positively impacted our financial results. If the volatility in the CAD/USD exchange rate causes another devaluation, it could have a material adverse impact on our business and financial condition.

The competitive nature of the oilfield services industry could lead to an increase of direct competitors.

As our segment within the oil and gas exploration and production industry grows and matures we expect additional companies will seek to enter this market. New entrants to our industry may be more highly capitalized, better recognized or better situated to take advantage of market opportunities. Any failure by us to adequately compete against current and future competitors could have a material adverse effect on our business, financial condition and results of operations.

We may not realize all of the anticipated benefits of our acquisitions, joint ventures or divestitures, or these benefits may take longer to realize than expected.

Our future business strategies may include growth through the acquisitions of other businesses. We may not be able to identify attractive acquisition opportunities or successfully acquire those opportunities that are identified. Even if we are successful in integrating future acquisitions into existing operations, we may not derive the benefits, such as administrative or operational synergy or earnings, that were expected from such acquisitions, which may result in the commitment of capital resources without the expected returns on the capital. Additionally, the competition for acquisition opportunities may increase which in turn would increase our cost of making acquisitions.

In pursuing our business strategy, from time to time we evaluate targets and enter into agreements regarding possible acquisitions. To be successful, we conduct due diligence to identify valuation issues and potential loss contingencies, negotiate transaction terms, complete transactions and manage post-closing matters such as the integration of acquired businesses. However, we may incur unanticipated costs or expenses following a completed acquisition, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, litigation, and other liabilities.

The risks associated with our past or future acquisitions also include the following:

•	the business culture of the acquired business may not match well with our culture;

•	we may fail to retain, motivate and integrate key management and other employees of an acquired business;

•	we may experience problems in retaining customers and integrating customer bases;

•	we may experience complexities associated with managing the combined businesses; and

•	successfully consolidating multiple physical locations.

The anticipated benefits of these acquisitions may not be realized, if at all, and we may incur significant time and costs beyond those anticipated with the integration of new acquisitions to the existing business. If we are unable to accomplish the integration and management of the combined business successfully, or achieve a substantial portion of the anticipated benefits of these acquisitions within the time frames anticipated by management, it could have a material adverse effect on our business and financial condition.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and attention. They may also delay the realization of the benefits we anticipate when we enter into a transaction. Failure to implement our acquisition strategy, including successfully integrating acquired businesses, could have a material adverse effect on our business and financial condition.

Our operations involve operating hazards, which, if not insured or indemnified against, could harm our results of operations and financial condition.

Our operations are subject to hazards inherent in our technology’s use in oilfield service operations, oilfield development and oil production activities, including fire, explosions, blowouts, spills and damage or loss from natural disasters, each of which could result in substantial damage to the oil-producing formations and oil wells, production facilities, other property, equipment and the environment or in personal injury or loss of life. These hazards could also result in the suspension of purchasing, or in claims by employees, customers or third parties which could have a material adverse effect on our financial condition.

Some of these risks are either not insurable or insurance is available only at rates that we consider uneconomical. Although we will maintain liability insurance in an amount that we consider consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits. We may not always be successful in obtaining contractual indemnification from our customers, and customers who provide contractual indemnification protection may not maintain adequate insurance or otherwise have the financial resources necessary to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition.

Changes to governmental regulation of the oil and gas industry could materially and adversely affect our business.

If the laws and regulations governing oil and natural gas exploration and production were to become less stringent, we could experience a decline in the demand for our products, which we expect would materially and adversely impact our results of operations and financial condition. These regulations are subject to change and new regulations may curtail or eliminate customer activities in certain areas where we currently operate.

Furthermore, our operations are affected by local, provincial, state, federal and foreign laws and other regulations relating to oil, gas and electric standards. Such standards can be related to safety, environmental protection, or other regulatory dimensions for the oil and gas industry. Any change in local, provincial, state, federal and foreign laws and other regulations could adversely affect our business and financial condition

Our international operations subject us to certain operating risks, which could adversely impact our results of operations and financial condition.

Our international operations involve additional risks not associated with our domestic operations. We intend to continue our expansion into international oil and gas producing areas. The effect on our international operations from the risks we describe will not be the same in all countries and jurisdictions. Risks associated with our operations outside of the United States include risks of:

•	multiple, conflicting, and changing laws and regulations, export and import restrictions, and employment laws;

•	regulatory requirements, and other government approvals, permits, and licenses;

•	potentially adverse tax consequences;

•	political and economic instability, including wars and acts of terrorism, political unrest, boycotts, curtailments of trade and sanctions, and other business restrictions;

•	expropriation, confiscation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;

•	foreign exchange restrictions;

•	foreign currency fluctuations;

•	foreign taxation;

•	the inability to repatriate earnings or capital;

•	changing foreign and domestic monetary policies;

•	cultural and communication challenges;

•	industry-process changes in heating and flow of oil;

•	regional economic downturns;

•	foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction that may harm our ability to compete; and

•	compliance with anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Our business has potential liability for litigation, personal injury and property damage claims assessments.

Most of our products are used in hazardous production applications and involve exposure to inherent risks, including explosions and fires, where an accident or a failure of a product could result in liability for personal injury, loss of life, property damage, pollution or other environmental hazards or loss of production. Litigation may arise from a catastrophic occurrence at a location where our equipment and services are used. This litigation could result in large claims for damages, including consequential damages, and could impair the market’s acceptance of our products. The frequency and severity of such incidents could affect our operating costs, insurability and relationships with customers, employees and regulators. These occurrences could result in substantial costs and diversion of our management’s attention and resources, which could have an adverse effect on our business.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The oil industry experiences significant product liability claims. As an installer and servicer of oilfield combustion management technologies and related products, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, could malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our technology, products or services caused or contributed to the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the awarding of damages. In addition, we may be required to participate in recalls involving our products if any of our products prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices, or in an effort to maintain good customer relationships. Our product liability insurance may not be sufficient to cover all product liability claims, such claims may exceed our insurance coverage limits or such insurance may not continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results of operations.

Although we maintain insurance protection for certain risks in our business and operations, we are not fully insured against all possible risks, nor are all such risks insurable. It is possible an unexpected judgment could be rendered against us for which we could be uninsured or underinsured and damages could be beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims and assessments that may arise.

Our assets and operations, as well as the assets and operations of our customers, could be adversely affected by weather and other natural phenomena.

Our assets and operations could be adversely affected by natural phenomena, such as tornados, earthquakes, wildfire, floods, and landslides. A significant disruption in our operations or the operations of our customers due to weather or other natural phenomena could adversely affect our business and financial condition.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we sell. Failure of our products to operate properly, or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Some of our products use equipment and materials that are available from a limited number of suppliers.

We purchase equipment provided by a limited number of manufacturers. During periods of high demand, these manufacturers may not be able to meet our requests for timely delivery, resulting in delayed deliveries of equipment and higher prices for equipment. There are a limited number of suppliers for certain materials used in burner management systems, our largest product line. Although these materials are generally available, supply disruptions may occur due to factors beyond our control. Such disruptions, delayed deliveries, and higher prices could limit our ability to meet our customers’ needs, or could increase the related costs, thus possibly reducing revenues and profits.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to streamline operations and to cut costs, we outsource our manufacturing processes and other functions and continue to evaluate additional outsourcing. If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may prevent us from fulfilling our customers’ orders on a timely basis. The ability of these manufacturers to perform is largely outside of our control.

Additionally, changing or replacing our contract manufacturers or other outsourcers could cause disruptions or delays.

We are exposed to risks of delay, cancellation, and nonpayment by customers in the ordinary course of our business activities.

We are exposed to risks of loss in the event of delay, cancellation, and nonpayment by our customers. Our customers are subject to their own operating and regulatory risks and may be highly leveraged. We may experience financial losses in our dealings with other parties. Any delay and any increases in the cancellation of contracts or nonpayment by our customers and/or counterparties could adversely affect our results of operations and financial condition. In addition, the same factors that may lead to a reduction in our potential customers’ spending may also increase our exposure to the risks of nonpayment and nonperformance by our existing customers. A significant reduction in our customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to us. Any increase in nonpayment or nonperformance by our customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on the operating results and adversely affect liquidity.

Our ability to successfully commercialize our technology and products may be materially adversely affected if we are unable to obtain and maintain effective intellectual property rights for our technologies and planned products, or if the scope of the intellectual property protection is not sufficiently broad.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection with respect to our proprietary technology and products. In recent years, patent rights have been the subject of significant litigation. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights is highly uncertain. Pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the same, especially in jurisdictions which we hope to secure protection, may diminish the value of patents or narrow the scope of patent protection. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications, in the United States and other jurisdictions, such discoveries are typically not published until 18 months after filing, or in some cases not at all. Therefore, we may not have been the first to make the inventions claimed in our patents or pending patent applications, or we may not have been the first to file for patent protection of such inventions.

Even if the patent applications we rely on are issued as patents, they may not be issued in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and patents may be challenged in the courts or patent offices in the United States and internationally. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop, or prevent us from stopping, others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours, or otherwise provide us with a competitive advantage.

While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights. We may not be successful in any such litigation. Our involvement in any intellectual property litigation could require the expenditure of substantial time and other resources, may adversely affect the development of sales of our products or intellectual property, our capital resources, or may divert the efforts of our technical and management personnel, and could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending our patents throughout the world would be prohibitively expensive. Competitors may use our technologies, in jurisdictions where we have not obtained patent protection to develop their own products, and may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents, and our intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries may not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of any patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

Some of our proprietary intellectual property is not protected by any patent, copyright or patent or copyright applications, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology, software, and other proprietary information, to develop and maintain our competitive position. Any disclosure to, or misappropriation by, third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us.

These agreements are designed to protect our proprietary information; however, our trade secrets and other confidential information could be disclosed or competitors could otherwise gain access to our trade secrets, or that technology relevant to our business could be independently developed by a person that is not a party to such agreements. Furthermore, if the employees, consultants or collaborators that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could be disclosed, misappropriated or otherwise become known or be independently discovered by our competitors. In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the United States. If we are unable to prevent disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which would harm our ability to protect our rights and have a material adverse effect on our business.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our distributors, contract manufacturers, and suppliers to manufacture, market, and sell our products, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. While we are not aware of any issued or pending patent applications that could restrict our ability to operate, we may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing or future intellectual property rights. If we are found to infringe a third party’s intellectual property rights, we may be temporarily or permanently prohibited from commercializing our products that are held to be infringing. We might, if possible, also be forced to redesign our products so that we no longer infringe the third party intellectual property rights, or we could be required to obtain a license from such third party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially decrease our operating profits and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. As a result of their substantially greater financial resources, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for oilfield technologies, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	attract and retain talented research-and-development management and personnel;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to stringent regulatory standards and performance requirements, and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. Our success depends upon our ability to design, develop and market new or modified technologies and related products.

Our business and financial condition could be negatively impacted if we lose the services of certain members of senior management.

Our development to date has largely depended, and in the future will continue to largely depend, on the efforts of our senior management. We currently do not have key-person insurance on any of our senior management team. Thus, the loss of any member of our senior management could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition.

Failing to attract and retain skilled employees could impair our growth potential and profitability.

Our ability to remain productive and profitable depends substantially on our ability to attract and retain skilled employees. Our ability to scale our operations is in part, and at times, impacted by our ability to increase our labor force. The demand for skilled oilfield employees is high and the supply is limited. As a result of the volatility of the oil field services and technology industry, our ability to offer competitive wages and retain skilled employees may be diminished.

A portion of our total compensation program for key personnel has historically included awards of options to buy our common stock or other equity-based awards. If the price of our common stock performs poorly, such performance may adversely affect our ability to retain or attract key personnel. In addition, if we are unable to continue to provide attractive equity compensation awards or other compensation incentives for any reason, we may be unable to retain and motivate existing personnel and recruit new personnel.

If we are unable to expand in existing or into new markets, our ability to grow our business as profitably as planned could be materially and adversely affected.

We may not be able to expand our market share in our existing markets or successfully enter new or contiguous markets especially in light of industry volatility. In addition, such expansion could adversely affect our profitability and results of operations. If we are unable to enter into new markets, our business could be materially and adversely affected.

If we are unable to manage growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

Our ability to successfully expand to new markets, or expand our penetration in existing markets, depends on a number of factors including:

•	our ability to market our products and services to new customers;

•	our ability to provide large-scale support and training materials for a growing customer base;

•	our ability to hire, train and assimilate new employees;

•	the adequacy of our financial resources; and

•	our ability to correctly identify and exploit new geographical markets and to successfully compete in those markets.

We may not be able to achieve our planned expansion and our products may not gain access to new markets or be accepted in new marketplaces. We may not achieve greater market penetration in existing markets and we may not achieve planned operating results, or results comparable to those we experience in existing markets, in the new markets we enter.

Disruptions, failures or security breaches of our information technology infrastructure could have a negative impact on our operations.

Information technology is critically important to our business operations. We use information technology to manage all business processes including manufacturing, financial, logistics, sales, marketing and administrative functions. These processes collect, interpret and distribute business data and communicate internally and externally with employees, suppliers, customers and others.

We invest in industry standard security technology to protect our data and business processes against risk of data security breach and cyber-attack. Our data security management program includes identity, trust, vulnerability and threat management business processes as well as adoption of standard data protection policies. We measure our data security effectiveness through industry accepted methods and remediate significant findings. Additionally, we certify our major technology suppliers and any outsourced services through accepted security certification standards.

While we believe that our security technology and processes provide adequate measures of protection against security breaches and reduce cybersecurity risks, disruptions in, or failures of, information technology systems are possible and could have a negative impact on our operations or business reputation. Failure of our systems, including failures due to cyber-attacks that would prevent the ability of systems to function as intended, could cause transaction errors, loss of customers and sales, and could have negative consequences to our business, our employees, and those with whom we do business.

Risks Relating to our Common Stock

The market price of our common stock has been and may continue to be volatile and you may have difficulty reselling any shares of our common stock.

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	the underlying price of the commodities in the oil and gas industry;

•	announcements of capital budget changes by a major customer;

•	the introduction of new products by our competitors;

•	announcements of technology advances by us or our competitors;

•	current events affecting the political and economic environment in the United States or Canada;

•	conditions or industry trends, including demand for our products, services and technological advances;

•	changes to financial estimates by us or by any securities analysts who might cover our stock;

•	additions or departures of our key personnel;

•	government regulation of our industry;

•	seasonal, economic, or financial conditions;

•	our quarterly operating and financial results; or

•	litigation or public concern about the safety of our products.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to commodity prices. The stock market in general experiences, from time to time, extreme price and volume fluctuations. Periodic and/or continuous market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility may be worse if the trading volume of our common stock is low.

A small number of existing stockholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any stockholder vote.

Prior to this offering and as of May 31, 2018, our executive officers, directors, and certain beneficial owners own over 50% of our common stock. As a result, our insiders have sufficient voting power to control the outcome of many matters requiring stockholder approval. These matters may include:

•	the composition of our board of directors, which has the authority to direct our business, appoint and remove our officers, and declare dividends;

•	approving or rejecting a merger, consolidation or other business combination;

•	raising future capital; and

•	amending our articles of incorporation and bylaws.

This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give our other stockholders the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price. The interests of these existing stockholders may differ from the interests of our other stockholders.

While we have no existing agreements or plans for mergers or other corporate transactions that would require a stockholder vote at this time, this concentration of ownership may delay, prevent or deter a change in control, or deprive investors of a possible premium for owned common stock as part of a sale of our company.

Our existing stockholders could experience dilution if we elect to raise equity capital to meet our liquidity needs or to finance strategic transactions.

As part of our growth strategy, we may desire to raise capital, issue stock to employees pursuant to the 2014 plan, or utilize our common stock to effect strategic business transactions, any of which will likely require that we issue equity or debt securities which would result in dilution to our existing stockholders. Although we intend to minimize the dilutive impact of any future capital-raising activities or business transactions, we may not effectively be able to do so.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

If any significant number of outstanding shares of our common stock are sold, such sales could have a depressive effect on the market price of our stock. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price which we deem appropriate.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal control over financial reporting and to disclose any changes in internal control over financial reporting. In our Annual Report on Form 10-K for the year ended December 31, 2017, we disclosed that with respect to the standards of Section 404 of the Sarbanes-Oxley Act of 2002, the internal controls-standard to which we are subjected, we reported material weaknesses in our internal control over financial reporting. For additional information on this item, please see Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Although we believe our historical efforts have strengthened our internal control over financial reporting (and we concluded that our financial statements were reliable, notwithstanding the material weakness we reported), we cannot be certain that our revised internal control practices will ensure that we will have or maintain adequate internal control over our financial reporting in future periods. Any failure to have or maintain such internal controls could adversely impact our ability to report our financial results accurately and on a timely basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations.

We may be subject to stockholder litigation, thereby diverting our resources, which could materially adversely affect our profitability and results of operations.

The market for our common stock is volatile, and we expect it will continue to be volatile for the indefinite future. Plaintiffs often initiate securities class action litigation against a company following periods of volatility in the market price for its securities. In addition, stockholders may bring actions against companies relating to past transactions or other matters. Any such actions could give rise to substantial damages and thereby materially adversely affect our consolidated financial position, liquidity or results of operations. Even if an action is not resolved against us, the uncertainty and expense associated with stockholder actions could materially adversely affect our business, prospects and financial condition. Litigation can be costly, time-consuming and disruptive to business operations. The defense of lawsuits could also result in diversion of our management’s time and attention away from business operations, which could harm our business.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting existing stockholders and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to authorize the issuance of a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to authorize preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of our company.

Although we are not currently subject to Nevada’s control share law, we could become subject to Nevada’s control share law in the future. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares. Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

We may not be able to maintain compliance with the Nasdaq Capital Market’s continued listing requirements.

Our common stock is listed on the Nasdaq Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the Nasdaq Capital Market. Although we intend to comply with all of the continued listing requirements, it is possible we may fail to do so. If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and they determine to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing, to repay any future debt we could incur and fund our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on management’s beliefs and assumptions and on information currently available to management and involve a number of risks and uncertainties. For this purpose, any statement contained in this prospectus that is not a statement of historical fact may be deemed to be forward-looking, including, but not limited to, statements relating to our future actions, intentions, plans, strategies, objectives, results of operations, cash flows and the adequacy of or need to seek additional capital resources and liquidity. Words such as “may”, “should”, “expect”, “project”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “budget”, “forecast”, “predict”, “potential”, “continue”, “should”, “could”, “will” or comparable terminology or the negative of such terms are intended to identify forward-looking statements; however, the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements by their nature involve known and unknown risks and uncertainties and other factors that may cause actual results and outcomes to differ materially depending on a variety of factors, many of which are not within our control. Such factors include, but are not limited to, economic conditions generally and in the oil and gas industry in which we and our customers participate; competition within our industry; legislative requirements or changes which could render our products or services less competitive or obsolete; our failure to successfully develop new products and/or services or to anticipate current or prospective customers’ needs; price increases; limits to employee capabilities; delays, reductions, or cancellations of contracts we have previously entered into; sufficiency of working capital, capital resources and liquidity and other factors detailed herein and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Forward-looking statements are based on current industry, financial and economic information which we have assessed but which by its nature is dynamic and subject to rapid and possibly abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements and we hereby qualify all our forward-looking statements by these cautionary statements.

Forward-looking statements in this prospectus speak only as of their dates. We undertake no obligation to amend this prospectus or revise publicly these forward-looking statements (other than as required by law) to reflect subsequent events or circumstances, whether as the result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any part of the proceeds from the sale of the shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock in this offering.

DIVIDEND POLICY

We have never declared a cash dividend on our common stock. There are no restrictions on our ability to pay cash dividends, other than any state law that may be applicable. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business. We do not anticipate paying any dividends in the foreseeable future and we intend to retain the earnings that could be distributed, if any, for operations.

SELLING STOCKHOLDERS

The table below shows the following information about the selling stockholders:

•	the number of shares of our common stock that the selling stockholders beneficially owned as of the business day immediately prior to the filing of this prospectus;

•	the number of shares of our common stock covered by this prospectus; and

•	the number of share of our common stock to be owned by the selling security holder after the completion of this offering, if any.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The percentage in the table is based upon 47,932,549 shares of our common stock outstanding on May 31, 2018. The information below is based on information provided by, or on behalf of, the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time.

	Number of Shares of Common Stock Beneficially Owned Before the Offering		Shares Being Sold In This Offering	Beneficial Ownership After This Offering(1)		Shares to be Sold If Underwriters’ Option Is Exercised In Full(2)	Beneficial Ownership After This Offering If Underwriters’ Option Is Exercised In Full
Name of Selling Stockholder	Shares	Percent		Shares	Percent	Shares	Shares	Percent
1831893 ALBERTA LTD(3)	10,000,000	21%	5,000,000	5,000,000	10%	—	5,000,000	10%
Hatch Family Holding Company, LLC(4)	11,337,272	24%	2,000,000	9,337,272	19%	1,125,000	8,212,272	17%
Shelly Nichol(5)	723,961	2%	500,000	223,961	*	—	223,961	*
*	Represents less than 1%.
(1)	We assume no purchase in this offering by the selling stockholders of any shares of our common stock, and we assume that all shares offered by the selling stockholders will be sold.
(2)	If the underwriters exercise their over-allotment option in full, all of the additional 1,125,000 shares will be sold by Hatch Family Holding Company, LLC, or Hatch Family Holding.
(3)	1831893 ALBERTA LTD is wholly owned by Harold Albert. Mr. Albert, age 54, is the beneficial owner of 10,453,448 shares of common stock, including 10,000,000 shares of common stock held by 1831893 ALBERTA LTD. Mr. Albert is a co-founder of our company and has served as a member of our board of directors since November 2008. Mr. Albert was previously our Chief Technology Officer from June 2016 to March 2017.
(4)	Hatch Family Holding is wholly owned by Brenton W. Hatch. Mr. Hatch, age 67, is the beneficial owner of 11,942,393 shares of common stock, including 11,337,272 shares of common stock held by Hatch Family Holding. Mr. Hatch is a co-founder of our company, has served as our Chief Executive Officer and President since October 2008, and he has served as the Chairman of our board of directors since November 2008.
(5)	Shelly Nichol, age 54, has served as an employee of our company or our predecessors since 2002.

UNDERWRITING

We and the selling stockholders named herein have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth, as the representative of the several underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, the selling stockholders have severally agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares of common stock provided below opposite their respective names.

Underwriter	Number of Shares
Roth Capital Partners, LLC
Chardan Capital Markets LLC
Lake Street Capital Markets, LLC

Total	7,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

One of the selling stockholders has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 1,125,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our common stock by the selling stockholders offered by this prospectus. If the underwriters exercise this option, the underwriters will be obligated, subject to certain conditions, to purchase the additional shares for which the option has been exercised.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share of common stock. After this offering, the combined public offering price and concession to dealers may be changed by Roth. No such change shall change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by the selling stockholders in connection with this offering:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public Offering Price	$	$	$	$
Underwriting Discounts and Commissions paid by the selling stockholders	$	$	$	$

We have agreed to reimburse the underwriters for certain out-of-pocket expenses, including the fees and disbursements of their counsel, not to exceed $150,000 in the aggregate. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriters’ out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $320,000. The selling stockholders have agreed to reimburse us for up to $320,000 of expenses incurred by us in connection with this offering.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

The selling stockholders have agreed, subject to limited exceptions, for a period of 365 days after the date of this prospectus not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of this prospectus or thereafter acquired without the prior written consent Roth. Roth may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters and any selling group members may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

The Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “PFIE.”

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters or by their affiliates. Other than this prospectus in electronic format, the information on any underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC, or a Relevant Member State, an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and has not been approved under section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA, by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FSMA Order 2005, all such persons together being referred to as Relevant Persons. This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Stoel Rives LLP, Salt Lake City, Utah. K&L Gates LLP, Irvine, California, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Profire Energy, Inc. at December 31, 2017 and 2016, and for the year ended December 31, 2017 and the nine-month transition period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of Sadler, Gibb and Associates, LLC, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.profireenergy.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus and may disclose a change in our business, prospectus, financial condition, or other affairs after the date of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 9, 2018;

•	our Current Reports on Form 8-K, filed with the SEC on March 9, 2018, May 9, 2018 and June 20, 2018;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018;

•	the description of our common stock contained in our Registration Statement on From 8-A (File No. 001-36378) filed with the SEC on March 26, 2014, including any amendment or report filed for the purpose of updating such description; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of such registration statement, and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any prospectus supplement, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference. Written requests should be directed to: 321 South 1250 West, Suite 1, Lindon, Utah 84042, Attention: Corporate Secretary. Our telephone number at that location is (801) 796-5127.

7,500,000 Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

Roth Capital Partners

Co-Managers

Chardan	Lake Street Capital Markets

            , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. The selling stockholders have agreed to reimburse us for up to $320,000 of expenses incurred by us in connection with this offering. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee.

SEC filing fee	$4,908
Printing and other expenses	$20,000
Counsel fees and expenses	$250,000
Accounting fees and expenses	$30,000
Fees of transfer agent	$10,000
Miscellaneous expenses	$5,000
Total	$319,908

Item 15. Indemnification of Officers and Directors.

Under the Nevada Revised Statutes, or NRS, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Our articles of incorporation provide for indemnification to the fullest extent permitted by Nevada law. Specifically, our articles of incorporation provide that no director or officer of our company shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS. Any repeal or modification of the articles of incorporation by the stockholders of our company shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of our company for acts or omissions prior to such repeal or modification.

We have entered into indemnification agreements with our executive officers and directors indemnifying such officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of our company, or any subsidiary of our company, or is or was serving at the request of our company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph. We also maintain a policy of liability insurance for our officers and directors.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Reference is also made to the underwriting agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

Item 16. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to the Registrant’s Form 8-A12G filed December 27, 2006 (File No. 000-52376)).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1).

23.2	Consent of Sadler, Gibb and Associates, LLC.

24.1#	Power of Attorney (included on signature page of the original filing of this Registration Statement)

#	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes the following:

(i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iv) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lindon, State of Utah, on June 21, 2018.

PROFIRE ENERGY, INC.

By:	/s/ Brenton W. Hatch
Brenton W. Hatch
President and Chief Executive Officer

Signature		Title	Date

/s/ Brenton W. Hatch Brenton W. Hatch		President, Chief Executive Officer and Director	June 21, 2018

/s/ Ryan Oviatt Ryan Oviatt		Chief Financial Officer	June 21, 2018

* Harold Albert		Director	June 21, 2018

* Daren Shaw		Director	June 21, 2018

* Ronald Spoehel		Director	June 21, 2018

* Arlen B. Crouch		Director	June 21, 2018

*By	/s/ Ryan Oviatt Ryan Oviatt Attorney-in-Fact

II-4